Exhibit 5.1

GUZOV OFSINK, LLC ATTORNEYS-AT-LAW 900 THIRD AVENUE 5th FLOOR NEW YORK, NEW YORK 10022 TELEPHONE: (212) 371-8008 TELEFAX: (212) 688-7273 http://www.golawintl.com

Long Island Office: 200 Broadhollow Road Melville, NY 11747 Telephone: (631) 293-2904 • Fax: (631) 293-4418

July 22, 2011

Board of Directors
China Infrastructure Construction Corporation

RE: CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by China Infrastructure Construction Corporation, a Colorado corporation (the “Registrant”), with the Securities and Exchange Commission on or about  July 21, 2011, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,150,000 shares of Common Stock, no par value (the “Shares”) including the 30,000 shares issuable upon exercise of options granted under the China Infrastructure Construction Corporation 2010 Stock Incentive Plan (the “Plan”).

We have examined all instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  We express no opinion with respect to (i) the availability of equitable remedies, including specific performance, or (ii) the effect of bankruptcy, insolvency, reorganization, moratorium, or equitable principles relating to or limited creditors’ rights generally.  We are admitted to practice only in the State of New York and we express no opinion concerning any law other than the law of the State of New York and the federal law of the United States.

With respect to our opinion that the Shares will be validly issued we have assumed that such shares will be evidenced by appropriate certificates duly executed and delivered.

Based upon such examination, and expressly subject to the assumptions and limitations set forth above, we are of the opinion that, assuming proper exercise of, and payment of the purchase price pursuant to, the applicable options, the Shares will be, upon effectiveness of the Registration Statement and the receipt by the Registrant of full payment therefor in accordance with the Plan, respectively, duly authorized, validly issued and fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement, or any subsequent amendment thereto.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose.  Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Registrant, the Shares or the Registration Statement.

Very truly yours,

/s/ GUZOV OFSINK, LLC
GUZOV OFSINK, LLC